EXHIBIT 99.1

Havertys Reports Earnings for Second Quarter 2020, Third Quarter Cash Dividend and Resumption of Stock Repurchase Program

Atlanta, Georgia, August 10, 2020 – HAVERTYS (NYSE: HVT and HVT.A) reported today its operating results for the 2020 second quarter ended June 30, 2020.

Financial Highlights

Quarter ended June 30, 2020 Compared to Same Period of 2019

•	EPS of $0.72 per share in 2020 compared to $0.29 in 2019.
•	Adjusted EPS of ($0.52) in 2020 excludes $1.24 for gain on sale-leaseback.
•	As previously reported, sales were $110.0 million for 2020 compared with $191.9 million for 2019.

Clarence H. Smith, chairman, president and CEO, said, “The second quarter was like no other in our country’s or Havertys’ history, but optimism for our future and the opportunities for growth endure. We reopened our stores in May with team members ready to serve customers eager to refresh their homes. Our written business for the last two months of the quarter was up 13.9% and written comparable store business was up 17.5% compared to the same periods in 2019. Our customers want their homes to reflect their style and be a comfortable, happy place. Our wide merchandise selection, custom options, and free design service assists them in that endeavor.

We are analyzing our personnel needs and are currently challenged to accelerate staffing and increase our delivery capacity. Many of our vendor partners are also facing workforce issues as they restart their operations and seek to meet product demand. Our inventory position in certain products could be stressed during the coming months as availability lags demand.

Given the sustained pace of our business since reopening and our liquidity position, the board approved important shareholder actions related to dividends and the stock repurchase program. The per share dividend for the third quarter was increased 25%, restoring it to the first quarter’s amount, and the resumption of the stock repurchase program was approved. The board will continue to evaluate returning value to stockholders given the ongoing uncertainty caused by COVID-19.

The opening of our new store in the Dallas/Ft. Worth, TX market is on schedule for late August and as previously planned, we closed a store in that market in July. We have also set a new opening date in the first quarter of 2021 for entering the Myrtle Beach, SC market. Our expected capital expenditures for 2020 are $9.2 million as we invest in stores and technology.

The commitment of our team members and strong balance sheet give us the flexibility to shift our focus and resources to meet changing circumstances, benefit from new opportunities, and capitalize on our competitive advantages.

NEWS RELEASE – August 10, 2020

Financial Summary

Quarter ended June 30, 2020 Compared to Same Period of 2019

•	Stores were closed March 19 and 103 stores reopened on May 1 and the remaining 17 by June 20. Deliveries were halted on March 21 and restarted on May 5 with less capacity.
•	Gross profit margins increased 20 basis points to 54.2% from 54.0%.
•	SG&A expenses reflect the closure of our stores in April and the measures taken as part of our business continuity plan.
•	Reduction in salaries and wages of $9.9 million associated with 3,033 furloughed team members for the month of April 2020.
•	Severance costs of $1.7 million for approximately 35% reduction in workforce effective April 30, 2020.
•	Reduction in advertising spend of $3.5 million in 2020.
•	As previously reported, completed a sale-leaseback transaction of three warehouse facilities in May. This transaction generated $69.5 million in net proceeds and a gain of $31.6 million.
•	Repayment of $43.8 million of borrowings under credit facility. No amounts outstanding at June 30, 2020.
•	Reinstatement of salaries, 401(k) benefits, and vendor terms.
•	We are not providing guidance on our gross margin and SG&A expense expectations for the remainder of 2020 at this time given the uncertainty caused by the pandemic.

Dividends and Stock Repurchase Program
The company also reported today that, on August 7, 2020, its board of directors declared a cash dividend to be paid on the outstanding shares of the company's two classes of common stock at a rate of $0.20 per share on the common stock and $0.19 per share on the Class A common stock. This restores the rates to the amounts declared prior to the store closures. The dividend is payable on Wednesday, September 9, 2020, to stockholders of record at the close of business on Monday, August 24, 2020. Havertys has paid a cash dividend in each year since 1935.
The board also approved resumption of the company’s stock repurchase program which was halted in March. The balance of the current authorization for repurchases is approximately $29.7 million. Shares may be repurchased, at the company’s discretion, from time-to-time in the open market or in privately negotiated transactions.

NEWS RELEASE – August 10, 2020

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data – Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Net sales	$109,968	$191,893	$289,400	$379,134
Cost of goods sold	50,322	88,336	130,201	172,494
Gross profit	59,646	103,557	159,199	206,640
Credit service charges	19	19	38	41
Gross profit and other revenue	59,665	103,576	159,237	206,681

Expenses:
Selling, general and administrative	72,649	95,784	170,184	194,663
Provision for doubtful accounts	3	20	36	23
Other (income) expense, net	(31,812)	(126)	(31,895)	(280)
Total expenses	40,840	95,678	138,325	194,406

Income before interest and income taxes	18,825	7,898	20,912	12,275
Interest (income) expense, net	200	(339)	(13)	(688)

Income before income taxes	18,625	8,237	20,925	12,963
Income tax expense	4,985	2,191	5,466	3,295
Net income	$13,640	$6,046	$15,459	9,668

Diluted earnings per share:
Common Stock	$0.72	$0.29	$0.81	$0.47
Class A Common Stock	$0.69	$0.27	$0.78	$0.44

Diluted weighted average shares outstanding:
Common Stock	18,985	20,542	19,126	20,723
Class A Common Stock	1,532	1,621	1,532	1,689

Cash dividends per share:
Common Stock	$0.15	$0.18	$0.35	$0.36
Class A Common Stock	$0.14	$0.17	$0.33	$0.34

NEWS RELEASE – August 10, 2020

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands - Unaudited)

	June 30, 2020	December 31, 2019	June 30, 2019
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$151,055	$75,739	$56,094
Restricted cash and cash equivalents	6,709	6,663	6,591
Accounts receivable, net	1,141	1,527	1,578
Inventories	104,840	104,817	109,213
Prepaid expenses	10,302	7,652	9,876
Other current assets	8,960	8,125	10,489
Total current assets	283,007	204,523	193,841

Accounts receivable, long-term, net	128	195	221
Property and equipment, net	112,253	156,534	157,551
Right of-use lease assets	234,046	175,474	187,178
Deferred income taxes	11,640	13,198	12,175
Other assets	10,035	10,148	9,810
Total assets	$651,109	$560,072	$560,776

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$22,803	$27,830	$20,910
Customer deposits	57,538	30,121	29,098
Accrued liabilities	45,733	39,654	33,318
Current lease liabilities	31,289	29,411	28,768
Total current liabilities	157,363	127,016	112,094

Noncurrent lease liabilities	206,918	149,594	158,782
Other liabilities	22,450	22,959	22,640
Total liabilities	386,731	299,569	293,516

Stockholders’ equity	264,378	260,503	267,260
Total liabilities and stockholders’ equity	$651,109	$560,072	$560,776

NEWS RELEASE – August 10, 2020

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands – Unaudited)

	Six Months Ended June 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,459	$9,668
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,791	10,276
Share-based compensation expense	2,037	1,951
Gain from sale of land, property and equipment	(31,607)	(4)
Other	2,223	(1,282)
Changes in operating assets and liabilities:
Inventories	(23)	(3,373)
Customer deposits	27,417	4,633
Operating lease assets and liabilities, net	629	2,863
Other assets and liabilities	(3,609)	(5,431)
Accounts payable and accrued liabilities	2,149	(4,481)
Net cash provided by operating activities	24,466	14,840

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(4,331)	(7,768)
Proceeds from sale of property and equipment	69,468	2,260
Net cash provided by (used in) investing activities	65,137	(5,508)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowing under revolving credit facility	43,800	—
Payments of borrowings under revolving credit facility	(43,800)	—
Net change in borrowings under revolving credit facility	—	—

Dividends paid	(6,558)	(7,285)
Common stock repurchased	(6,810)	(17,843)
Other	(873)	(1,328)
Net cash used in financing activities	(14,241)	(26,456)
Increase (decrease) in cash, cash equivalents and restricted cash during the period	75,362	(17,124)
Cash, cash equivalents and restricted cash at beginning of period	82,402	79,809
Cash, cash equivalents and restricted cash at end of period	$157,764	$62,685

NEWS RELEASE – August 10, 2020

Adjusted EPS
Adjusted diluted earnings per share (“Adjusted EPS”) is considered a non-GAAP financial measure under the rules because it excludes certain amounts which are included when diluted earnings per share (“EPS”) are calculated in accordance with U.S. GAAP (EPS), the most directly comparable financial measure calculated in accordance with U.S. GAAP. Management believes that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance for the comparable period. In addition, Adjusted EPS affords investors a view of what management considers Havertys’ earnings performance and the ability to make a more informed assessment of such earnings performance.

We have calculated Adjusted EPS for the three months ended June 30, 2020 by adjusting EPS for a sale-leaseback transaction. There were no such adjustments in the comparable period of 2019.

Q2 2020
Diluted earnings per share:
Reported EPS	$0.72

Adjustments:
Gain from sale-leaseback transaction: pre-tax	1.66
Tax impact of gain(1)	(0.42)
Net adjustment	1.24

Adjusted EPS	$(0.52)
(1)	Calculated based on nature of item and rates applied.

Conference Call Information
The company invites interested parties to listen to the live audiocast of the conference call on August 11, 2020 at 10:00 a.m. ET at its website, havertys.com under the investor relations section. If you cannot listen live, a replay will be available on the day of the conference call at the website or via telephone at approximately 1:00 p.m. ET through August 21, 2020. The number to access the telephone playback is 1-888-203-1112 (access code: 7729578).

About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 119 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the Company’s website havertys.com.

Safe Harbor
This press release contains, and the conference call may contain forward-looking statements subject to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which are beyond our control.

NEWS RELEASE – August 10, 2020

All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, our expected ability to operate and protect our team members and customers during the COVID-19 pandemic, the execution and effect of our cost savings initiatives, the use of proceeds from our sale-leaseback transaction, our expectations for selling square footage and capital expenditures for 2020, our liquidity position to continue to operate during these highly uncertain times, and our efforts and initiatives to help us emerge from the pandemic well-positioned.

We caution that our forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information you are cautioned not to place undue reliance on our forward-looking statements and they should not be relied upon as a prediction of actual results. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to: the extent and duration of the disruption to our business operations caused by the health crisis associated with the COVID-19 pandemic, including the effects on the financial health of our business partners and customers, on supply chains and our suppliers, and on access to capital and liquidity provided by the financial and capital markets; our ability to maintain compliance with debt covenants and amend such credit facilities as necessary; disruptions in our suppliers' operations, including from the impact of COVID-19, including potential problems with inventory availability and the potential result of the volatility or higher cost of product and international freight due to the high demand of products and low supply for an unpredictable period of time; disruptions in our third-party producers’ operations in foreign countries; changes in national and international legislation or government regulations or policies, including changes to import tariffs and the unpredictability of such changes; failure of vendors to meet our quality control standards or to react to changes in legislative or regulatory frameworks; disruptions in our distribution centers; changes in general economic conditions, including unemployment, inflation (including the impact of tariffs); labor shortages and the Company's ability to successfully attract and retain employees in the current labor market; uncertain credit markets and other macroeconomic conditions; competitive product, service and pricing pressures; failure or weakness in our disclosure controls and procedures and internal controls over financial reporting; disruptions caused by a failure or breach of the Company's information systems and information technology infrastructure, as well as other risks and uncertainties discussed in the Company's Annual Report on Form 10-K for 2019 (all of which risks may be amplified by the COVID-19 pandemic) and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020 and from time to time in the Company's subsequent filings with the SEC.

Forward-looking statements describe our expectations only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K and other reports filed with the SEC.

 Contact:
Havertys 404-443-2900
Jenny Hill Parker
SVP, Finance, and Corporate Secretary

SOURCE:  Havertys